CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Vident Core U.S. Bond Strategy ETF, a series of ETF Series Solutions, under the heading “Miscellaneous Information” in the Prospectus and Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
October 9, 2014